[LOGO FOR TENNESSEE COMMERCE BANCORP, INC.]




Contact:      George Fort
              Chief Financial Officer
              (615) 599-2274


                       TENNESSEE COMMERCE BANCORP'S STOCK
                          BEGINS TRADING ON NASDAQ OTC

                            "TNCC" - New Stock Symbol

FRANKLIN, Tenn. - (December 16, 2005) - Tennessee Commerce Bancorp, Inc. today announced that its stock began trading on the NASDAQ's OTC market under the new stock symbol "TNCC."

"We are excited about our stock's listing on NASDAQ's OTC market," stated Art Helf, Chairman of Tennessee Commerce Bancorp. "We believe the OTC market will provide our shareholders with increased liquidity while expanding our potential to attract new shareholders to our stock.

"We began filing financial reports with the Securities and Exchange Commission earlier this year, paving the way for our stock to be traded on a national market. We expect our listing will provide additional visibility for Tennessee Commerce with investors in our core banking markets as well as nationally.

"We are very proud of the solid progress we have made in building shareholder value since we launched operations in 2000. We believe our success is due to our business banking model coupled with a strong local economy. Our growth rate exceeded 54% through the first nine months of 2005 for assets, loans and deposits compared with the same period in 2004. We are enthusiastic about our continued growth prospects and anticipate new records for net income, loans and deposits in the fourth quarter of this year," concluded Mr. Helf.

About Tennessee Commerce Bancorp, Inc.
Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank. The Bank provides a wide range of banking services and is primarily focused on business accounts. Its corporate and banking offices are located in Franklin, Tennessee. Tennessee Commerce Bancorp's stock is traded on NASDAQ's Over-the-Counter market under the stock symbol TNCC.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Tennessee Commerce Bancorp's operating results, performance or financial condition are competition, changes in interest rates, the demand for its products and services, the ability to expand, and numerous other factors as set forth in the Corporation's filings with the Securities and Exchange Commission.